                                                                    EXHIBIT 99


                            SUMMARY PLAN DESCRIPTION

                                      FOR

                   WILTEL COMMUNICATIONS, LLC INVESTMENT PLAN

                           WILTEL COMMUNICATIONS, LLC
                                INVESTMENT PLAN

ONE WILLIAMS CENTER                                        TULSA, OKLAHOMA 74172

                            TELEPHONE: 918-588-2000

                             ---------------------

                    PARTICIPATION IN THE INVESTMENT PLAN IS
                        OFFERED TO ELIGIBLE EMPLOYEES OF
              WILTEL COMMUNICATIONS, LLC, WHICH IS AFFILIATED WITH
                         THE WILLIAMS COMPANIES, INC.,
                     AND SUBSIDIARY OR AFFILIATED ENTITIES
                         OF WILTEL COMMUNICATIONS, LLC,
            WHICH MAY PARTICIPATE IN THE PLAN AS EMPLOYER COMPANIES.

                             ---------------------

                              DATED JUNE 23, 1997

                                   PROSPECTUS

     This document constitutes a prospectus covering securities of The Williams Companies, Inc. ("Williams") that have been registered under the Securities Act of 1933, as amended. Contingent upon approval by the Board of Directors of Williams, a registration statement (with all amendments thereto, referred to as the "Registration Statement") with respect to WilTel Communications, LLC Investment Plan (the "Plan") will be filed with the Securities and Exchange Commission under the Securities Act. For further information with respect to Williams, the Plan and the securities that are issuable under the terms of the Plan, reference is made to the Registration Statement, including the exhibits thereto.

     Williams will provide without charge to each person who participates in the Plan, upon written or oral request of such person, a copy of the documents incorporated by reference in Item 3 of Part II of the Registration Statement (other than exhibits to such documents), which documents are incorporated by reference into this sec.10(a) prospectus under the Securities Act. In addition, Williams will also make available without charge copies of its annual report to stockholders for the latest fiscal year, latest prospectus filed pursuant to Rule 424(b) containing audited financial statements that are not incorporated by reference from another filing and all reports, proxy statements and other communications distributed to stockholders generally.

     Requests for these materials and any other information about the Plan should be directed to the corporate Employee Benefits Department, The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, (918) 588-2000.
                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
General Information Regarding the
  Plan................................    2
Eligibility and Participation.........    2
Contributions Under the Plan..........    3
Accounts..............................    4
Investment of Contributions...........    5
Description of Investment Funds.......    6
Suspension of Contributions...........   10
Vesting of Contributions..............   11

                                        PAGE
                                        ----
Withdrawals During Employment.........   11
Plan Loans............................   12
Payment of Benefits...................   12
No Contract of Employment.............   13
Nonassignability of Interests.........   13
Administration of the Plan............   13
Federal Income Tax Effects............   14

                         THE WILTEL COMMUNICATIONS, LLC
                                INVESTMENT PLAN

                     GENERAL INFORMATION REGARDING THE PLAN

     This Prospectus relates to interests in the WilTel Communications, LLC Investment Plan ("Plan") and to shares of The Williams Companies, Inc. ("Williams") Common Stock, $1 par value, offered under the terms of the Plan. Williams maintains its principal executive offices at One Williams Center, Tulsa, Oklahoma 74172 (telephone (918) 588-2000). The term "Company," whenever used herein, unless the context requires otherwise, shall include WilTel Communications, LLC and each of its subsidiaries and affiliated entities which adopts the Plan.

     Purposes of the Plan. The purposes of the Plan are to encourage employee thrift by affording a systematic means of providing additional security for retirement, to provide an opportunity for employees to become stockholders of Williams and thus strengthen their direct interest in the Company's progress and success and to assist the Company in attracting and retaining capable personnel.

     BEFORE ELECTING TO PARTICIPATE IN THE PLAN, EMPLOYEES SHOULD UNDERSTAND THAT THE PLAN IMPOSES SUBSTANTIAL RESTRICTIONS ON THEIR ABILITY TO WITHDRAW OR OTHERWISE ACCESS THEIR CONTRIBUTIONS ONCE MADE TO THE PLAN. IN THIS RESPECT, THE PLAN IS NOT LIKE A CONVENTIONAL PASSBOOK SAVINGS ACCOUNT THAT PERMITS IMMEDIATE ACCESS TO SAVINGS. IN ADDITION, WITHDRAWALS FROM THE PLAN MAY SUBJECT PARTICIPANTS TO SUSPENSION FROM PARTICIPATION AS WELL AS FEDERAL INCOME TAX PENALTIES. SEE "WITHDRAWALS DURING EMPLOYMENT" AND "FEDERAL INCOME TAX EFFECTS" HEREIN.

     Modification and Termination. Williams expects the Plan to continue indefinitely, but reserves the right to change or discontinue the Plan as its relates to each employer company. The Plan may also be amended in certain respects by the Benefits Committee. The Trust Agreement provides that a change that affects the rights or duties of the Trustees may be made only with the consent of the Trustees.

     Although the Plan was established with the intention that it would continue indefinitely, circumstances not now foreseen, or beyond the Company's control, may make it either impossible or inadvisable to continue the Plan or may require the reduction, suspension or discontinuance of employer contributions to the Plan.

     Upon complete discontinuance of employer contributions to, or termination or partial termination of, the Plan, the rights of the participants affected thereby shall become fully vested and nonforfeitable.

     Employee Retirement Income Security Act of 1974. The Plan is a profit-sharing plan that is subject to the participation, vesting, fiduciary responsibility, reporting and disclosure and claims procedure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). Because the Plan provides benefits based on the employee's individual accounts rather than a defined benefit based on compensation and years of service, the Plan is not subject to the minimum funding requirements of ERISA. Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation, and these protective provisions are not otherwise provided under the Plan.

     The summary of the Plan set out herein is qualified in its entirety by reference to the Plan. This summary does not include information on certain additional restrictions that may be applicable to participation in the Plan by individuals considered "insiders" for purposes of Section 16 of the Securities Exchange Act of 1934.

                         ELIGIBILITY AND PARTICIPATION

     Any employee of the Company (other than an employee covered by a collective bargaining agreement unless such agreement provides for coverage and certain other employee classifications as defined by the Plan) is eligible to become a participant in the Plan on the first day of the month following such employee's employment date. An employee's participation is voluntary.

     To become a participant in the Plan, an eligible employee, by completing the appropriate form, must authorize the deduction of contributions, as specified below, from eligible compensation and agree to the terms of the Plan. Enrollment is accomplished through use of a phone benefit system ("Phone Benefit System"). To use the Phone Benefit System, eligible employees will choose a personal identification number. Once this number is activated, a 1-800 number can be used to enroll in the Plan. An employee who elects not to participate in the Plan upon first becoming eligible, and a former participant who again becomes eligible to participate, may become a participant as of the first day of any month thereafter.

                          CONTRIBUTIONS UNDER THE PLAN

     In order to participate in the Plan, an eligible employee must elect to make contributions to the Plan. Contributions may be in the form of aftertax contributions, pretax contributions or a combination thereof, as hereinafter defined. Contributions are made in amounts equal to the percentage of a participant's compensation elected by the participant, subject to the limitations discussed below.

     Aftertax contributions are comprised of amounts contributed to the Plan by payroll deduction from the participant's net compensation after applicable income taxes have been deducted, i.e., the amount contributed as an aftertax contribution is subject to income taxes in the year in which such contribution is made.

     Pretax contributions are comprised of amounts contributed to the Plan by payroll deduction from the participant's gross compensation before applicable income taxes have been deducted, i.e., the amount contributed as a pretax contribution is not subject to income taxes in the year in which such contribution is made.

     Eligible compensation for purposes of the Plan means the first $160,000 (or such higher amount as may be permitted by the Internal Revenue Code of 1986, as amended (the "Code")) of annual salary or wages paid to a participant while covered by the Plan, as adjusted from time to time, including overtime, commissions, sick pay, pretax contributions to the Plan, and salary reduction amounts contributed to a cafeteria or flexible benefit plan, and bonuses (unless specifically excluded under a bonus agreement), but excludes severance pay, housing pay, cost of living pay, relocation pay and other taxable fringe benefits and all other extraordinary forms of compensation.

     Contributions must be in whole percentages from 1 percent up to 14 percent (10 percent for highly compensated participants as defined by the Code) of a participant's compensation, subject to adjustment from time to time to comply with provisions of the Code. Contributions may be designated as aftertax or pretax contributions, or a combination thereof. A participant's pretax contributions may be in an amount from 1 percent of compensation to no more than the percentage of compensation established from time to time under the provisions of the Plan in order to comply with the Code. The current maximum level for pretax contributions is 10 percent. In addition, the pretax contribution of a participant in any year cannot exceed the maximum allowed by the Code ($9,500 for 1997), as adjusted from time to time by the Internal Revenue Service to reflect changes in the cost of living.

     Subject to limitations on contributions that are required by the Code, the Company will make Company matching contributions in an amount equal to 100 percent of each participant's pretax and aftertax contributions, but not in excess of six percent of such participant's eligible compensation. In addition, the Company in its sole discretion, may make supplemental contributions on behalf of participants to satisfy nondiscrimination tests of the Code. Company matching contributions may be made in cash or in Williams' Common Stock. All Company matching contributions that are made in cash are invested in Williams' Common Stock, subject to the right of a participant age 50 or over to direct other investments of such contributions.

     Contribution Elections and Administration. By calling the Phone Benefit System and following the procedures, a participant may increase or decrease the amount such participant wishes to contribute to the Plan within the stated limitations. A change will become effective on the first day of the month designated for the change, provided the change has been entered into the Phone Benefit System by the appropriate deadline. The deadline is 2:00 p.m. Central time on the 22nd day of the month. An election to contribute at a specified level is deemed to be a continuing election until changed by the participant.

     All pretax, aftertax and Company matching contributions are delivered to the Trustee as soon as practicable but no later than the close of the month succeeding the month for which the contributions are made and are credited to the respective accounts of the participants.

     Forfeitures and Return of Contributions. Except for contributions made under a mistake of fact or for which a deduction under the Code is disallowed, all Company contributions generally are not recoverable by the Company, nor can such contributions, or income thereon, be used for, or diverted to, any purpose other than for the exclusive benefit of the participants and their beneficiaries under the Plan and the payment of certain expenses of administering the Plan. Forfeitures under the Plan that are not used to pay expenses of the Plan are applied to reduce employer contributions.

     Rollover Contributions. The Plan will accept qualified cash rollovers from qualified retirement plans of previous employers subject to the approval of the Plan Administrator.

     Form of Contributions; Limitations. Both the Plan and certain federal laws set limits on the amount of contributions participants and the Company can make to the Plan. The Plan Administrator may reduce the total amount of contributions a participant may make under certain circumstances. In addition, the total amount of a participant's pretax contributions each year cannot be more than $9,500 for 1997 (or such higher amount as may be permitted under Internal Revenue Service regulations). Also, total additions to the accounts of a participant for any year cannot exceed the lesser of 25% of his total compensation for the year or $30,000 (or such higher amount as may be permitted under Internal Revenue Service regulations). "Total additions" include all contributions by a participant and a participant's share of employer contributions. Other limits also exist. If these limits are exceeded, the amount of contributions a participant or the Company can make may be less than is described above.

     Participant Statements. Individual statements of account are mailed to participants on a quarterly basis. These statements contain, among other things, information concerning contributions, earnings and appreciation, account balances and withdrawals from aftertax, pretax and employer contribution accounts. Using the Phone Benefit System, participants can access their account at any time to receive information regarding, among other things, account balances, how the account is invested, loans and loan balances.

     Reporting and Disclosure. The Trustees and the administrators of the Plan must comply with all applicable reporting and disclosure requirements of ERISA. Plan records that pertain solely to a particular participant are available for examination by such participant.

                                    ACCOUNTS

     Various accounts are maintained for each Participant to reflect the funds held on behalf of the Participant in the Plan.

     The Pretax Account contains a Participant's pretax contributions to this Plan and the Aftertax Account contains a Participant's after-tax contributions to this Plan.

     The Employer Matching Contribution Account contains the matching contributions to this Plan that must remain invested in Williams' Common Stock until a Participant attains age 50.

     The Qualified Nonelective Employer Contribution ("QNEC") Account contains employer contributions which are not based on matching contributions. These contributions are not normally made, but may be made in the future to satisfy discrimination tests.

     The Rollover Contribution Account contains contributions from other qualified plans which have been rolled into this Plan.

     Each month, such accounts are credited with contributions and the participant's proportionate share of any gains and earnings and are debited with the amount of any withdrawals and a proportionate share of any losses, expenses and other charges.

                          INVESTMENT OF CONTRIBUTIONS

     A participant may direct the investment of such participant's future contributions in any one or more of the investment funds ("Funds") listed below, provided the amount invested in each is in multiples of 1 percent. All employer matching contributions are made to Fund 9.

     Effective August 1, 1997, the following Funds are available:

     Fund 1: Morley Capital Stable Value -- a collective trust fund seeking to provide consistent returns over time with no fluctuation in principal values, through investing primarily in high quality investment products issued by leading life insurance companies, banks or other financial institutions.

     Fund 2: Invesco Total Return -- a diversified mutual fund seeking to achieve a high total return on investments through capital appreciation and current income by investing in a combination of equity and fixed income securities.

     Fund 3: Fidelity Puritan -- a diversified mutual fund seeking to obtain a high level of income, consistent with the preservation of capital. The fund invests in high-yielding domestic and foreign securities in a variety of companies and industries.

     Fund 4: Vanguard Index 500 -- a diversified mutual fund seeking to match the investment performance of the Standard & Poors 500 Composite Stock Price Index, an index emphasizing large-capitalization stocks.

     Fund 5: Fidelity Magellan -- a diversified mutual fund seeking long-term capital appreciation through investments in securities of domestic, foreign, and multinational issuers.

     Fund 6: Fidelity Contrafund -- a diversified mutual fund seeking capital appreciation by investing in companies believed to be undervalued or out of favor.

     Fund 7: Putnam Voyager A -- a diversified mutual fund investing in common stocks with greater than average potential for capital appreciation, without considering dividend and interest income.

     Fund 8: Templeton Growth 1 -- a diversified mutual fund seeking long-term capital growth through a flexible policy of investing in stocks and debt obligations of companies and governments of any nation.

     Fund 9: Common Stock of Williams. Common Stock of Williams may be purchased by the Trustee in the open market or may be purchased directly from Williams. If purchased from Williams, the sales price is the lesser of: (i) the prevailing price of Williams' Common Stock as reported by the New York Stock Exchange Composite Tape when the Common Stock is acquired by the Plan, or (ii) the average of the closing prices of Williams' Common Stock as reported by the Composite Tape for the 20 consecutive trading days immediately preceding the date the stock is purchased.

     Fund 10: Self-directed account allowing the participant to invest at such participant's discretion within certain limitations. The self-directed fund allows participants to direct the investment of their accounts over which they have investment discretion in any manner they choose, subject to certain limitations. The Plan does not permit investments in any vehicle that is not readily tradable, including limited partnerships, real estate, art, etc. In addition, the minimum amount that may be invested initially in this option is $1,000. All transactions are required to be through a brokerage firm designated by the Plan administrators.

     A participant may, under prescribed conditions, change existing investment directions daily. A participant may direct the conversion of past employee contributions, and rollover contributions in any investment Fund or Funds to any other investment Fund or Funds with certain exceptions. Such allocation between Funds must be in whole percentages. In addition, a participant who is at least 50 years of age may convert his Employer Matching Contribution Account and his QNEC Account, if any, from Fund 9 to the other investment Funds.

     Contributions are forwarded by the Company to the Trustee pursuant to directions to invest in the various investment Funds provided under the Plan. Income generated from investments under a particular Fund is reinvested in the same Fund.

     A participant acquires an interest in a separate unsegregated fund in which such participant's accounts are invested. A participant does not, until all or part of such participant's interest in the Plan is distributed, acquire any direct ownership interest in the securities held in any Fund. Thus, securities purchased under the Plan are held in the name of the Trustee. Voting rights are exercised by the Trustee in accordance with instructions given by the participant with regard to Williams' Common Stock held in Fund 9.

     A participant pays no fees with respect to the purchase, exchange or redemption of shares in Funds 1, 2, 3, 4, 5, 6 and 7 and the fund manager has waived such fees for Fund 8. Transaction fees, such as brokerage commissions, associated with activity in Funds 9 and 10 will be charged to the individual accounts of the participants generating such activity. Management fees and expenses associated with participation in the mutual funds or investment companies are charged directly against the respective Funds and are reflected in the following performance information. The annual maintenance fee charged to participants who utilize the self-directed Fund 10 option is $100 for active participants and $150 for terminated and retired participants.

     Neither the Company, the Trustee nor the fund managers guarantee the contributions made to the various Funds from loss or decline in value. Furthermore, the Fund managers cannot guarantee that their objectives with respect to the respective Funds can be met. The Company generally does not retain any beneficial or reversionary interest in any contributions to the Plan or in any of the assets, proceeds, earnings or increments thereof, and all Company obligations, except for supplying certain information to the Trustee, cease upon the payment of contributions to the Trustees.

     A summary of quarterly performance information for all Funds is mailed with the quarterly statements of account to each participant's address on file with the Plan Administrator. Prior to or upon an election to invest in Funds 2 through 8, participants will be provided a prospectus pertaining to each Fund in which contributions are invested. Participants contemplating such investments can obtain a copy of such prospectuses from Williams' Corporate Employee Benefits Department, One Williams Center, Tulsa, Oklahoma 74172. It is recommended that each participant with an investment in such Funds or who contemplates making such an investment, review the prospectuses for the respective Funds. Each participant will receive annually a copy of Williams' Annual Report to Stockholders.

                        DESCRIPTION OF INVESTMENT FUNDS

     The general Fund description and historical performance information set forth in the following section, with the exception of Fund 9, has been extracted from prospectuses or from advertised yields and total returns published by the respective Funds and are qualified in their entirety by reference to such sources. There can be no assurances that any of the Funds' respective investment objectives will be achieved. Furthermore, a specific Fund's objective may be changed without participant approval.

     It should be emphasized that historical performance may not be indicative of future performance. Investment returns and principal will fluctuate. Also, since the historical performance information is provided by the different funds and are unrelated to each other, the formatting for such information is different. Such differences should be taken into consideration in making comparisons of investment performance.

FUND 1: MORLEY CAPITAL STABLE VALUE

     The Stable Value Fund is a collective trust fund managed by Union Bond & Trust Company. The Stable Value Fund invests primarily in investment contracts issued by insurance companies and other financial institutions. The investment objective of the Stable Value Fund is to invest in a diversified pool of stable value assets to provide a consistent rate of return, while preserving capital and minimizing risk. The return of the Fund is a blend of all the rates of the various investments purchased by the Fund.

     Three-year investment results for Fund 1 are as follows:

 YEAR ENDED                                                  TOTAL
DECEMBER 31,                                                 RETURN
------------                                                 ------
   1996.................................................     6.25%
   1995.................................................     6.73%
   1994.................................................     6.09%

FUND 2: INVESCO TOTAL RETURN FUND --

     Invesco Total Return Fund. Based on information contained in the fund prospectus, dated January 1, 1997, the Invesco Total Return Fund is a separate portfolio in the INVESCO Value Trust, an open-end management investment company ("mutual fund"). The Invesco Total Return Fund seeks to achieve a high total return on investment through capital appreciation and current income by investing in a combination of equity securities and fixed income securities. Equity securities will generally be those issued by companies listed on a national securities exchange and which usually pay regular dividends. Fixed income securities will generally consist of obligations of the United States Government and government agencies and corporate debt obligations which are rated by Moody's or Standard & Poor's in their four highest ratings for corporate obligations, or, if not rated, in the fund's opinion have investment characteristics similar to companies receiving such ratings. Typically, the Invesco Total Return Fund will maintain a minimum investment in equities of 30 percent of total assets, and a 30 percent minimum will be invested in fixed income securities. The remaining 40 percent of the portfolio will vary in asset allocation according to the fund's assessment of business, economic and market conditions.

     Three-year investment results for Fund 2 are as follows:

 YEAR ENDED                                                 TOTAL
DECEMBER 31,                                                RETURN
------------                                                ------
   1996................................................     13.07%
   1995................................................     28.64%
   1994................................................      2.52%

FUND 3: FIDELITY PURITAN FUND --

     Based on information contained in the fund prospectus, dated September 25, 1996, the Fidelity Puritan Fund is a diversified fund of Fidelity Puritan Trust, an open-end management investment company ("mutual fund"). The Fund is managed by Fidelity Management & Research (FMR). The Fund seeks a high level of income, consistent with preservation of capital, by investing in a broadly diversified portfolio of high-yielding securities, such as common stocks, preferred stocks, and bonds. Capital appreciation is also an objective of the fund. The Fund has the flexibility to pursue its objective through any type or quality of domestic and foreign securities. FMR varies the proportions invested in each type of security based on its interpretation of economic conditions and underlying security values. Equity securities may include common stocks, preferred stocks, convertible securities, and warrants. When FMR's outlook is neutral, it will invest approximately 60% of the fund's assets in stocks and the remainder in bonds. The Fund intends to limit its investments in lower than Baa-quality bonds to less than 35% of the total bond component. FMR may use various investment techniques to hedge a portion of the Fund's risks. These techniques may involve derivative transactions, such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements, purchasing indexed securities, and selling securities short.

     Three-year investment results for Fund 3 are as follows:

 YEAR ENDED                                                 TOTAL
DECEMBER 31,                                                RETURN
------------                                                ------
   1996................................................     15.15%
   1995................................................     21.46%
   1994................................................      1.78%

FUND 4: VANGUARD INDEX 500 --

     Based on information contained in the fund prospectus, dated March 28, 1997, the Vanguard Index Trust -- 500 Portfolio is one of six portfolios in the Vanguard Index Trust, an open-end diversified investment company designed as an "index" fund. The Portfolio is not managed according to traditional methods of "active" investment management, which involve the buying and selling of securities based upon economic, financial and market analysis and investment judgment. Instead, the Portfolio utilizes a "passive" or "indexing" investment approach, which attempts to duplicate the investment performance of the S&P 500 Index by investing in all 500 stocks in approximately the same proportions as they are represented in the Index. The S&P 500 Index is an unmanaged and widely accepted benchmark of the stock market's performance which consists of 500 stocks chosen for market size, liquidity, and industry group representation. As of April 30, 1997, the industry group representation included Industrials at 79.8%, Utilities at 3.3%, Financials at 15.4% and Transportation at 1.5%. Although the Portfolio is substantially fully invested in common stocks, investment in fixed income securities can be made temporarily for uncommitted cash balances or to maintain liquidity to meet shareholder redemptions. The Portfolio can utilize stock futures contracts, options, warrants, convertible securities and swap agreements to a limited extent.

     Three-year investment results for Fund 4 are as follows:

 YEAR ENDED                                                 TOTAL
DECEMBER 31,                                                RETURN
------------                                                ------
   1996................................................     20.96%
   1995................................................     35.79%
   1994................................................     (-.17%)

FUND 5: FIDELITY MAGELLAN FUND --

     Based on information contained in the fund prospectus, dated May 22, 1996, the Fidelity Magellan Fund is an open-end management investment company ("mutual fund"). The Fund seeks capital appreciation by investing in securities of domestic, foreign and multinational issuers. The Fund is managed by Fidelity Management & Research (FMR). The Fund normally invests primarily in common stocks and securities convertible into common stock. The Fund may invest a portion of its assets in debt securities of all types, qualities, and maturities issued by domestic and foreign companies. No more than 40% of the fund's assets may be invested in companies operating exclusively in any one foreign country. No emphasis is placed on dividend income except when FMR believes this income will positively affect the price of the security. In selecting domestic securities, FMR considers corporations of all sizes, industries, and geographical markets. In selecting foreign securities, FMR will favor larger, well-known companies, but will also consider smaller firms. Investments in foreign securities may involve risks in addition to those of U.S. investments, including political and economic risk, as well as exposure to currency fluctuation. FMR may use various investment techniques to hedge a portion of the Fund's risks due to exposure to security prices, interest rates, currency exchange rates, commodity prices, or other factors that affect security values. These techniques may involve derivative transactions, such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements, and purchasing indexed securities.

     Three-year investment results for Fund 5 are as follows:

 YEAR ENDED                                                TOTAL
DECEMBER 31,                                               RETURN
------------                                              -------
   1996...............................................     11.69%
   1995...............................................     36.82%
   1994...............................................    (-1.81%)

FUND 6: FIDELITY CONTRAFUND --

     Based on information contained in the fund prospectus, dated February 20, 1996, the Fidelity Contrafund is an open-end management investment company ("mutual fund"). The Fund is managed by Fidelity

Management & Research (FMR). The Fund seeks capital appreciation by investing mainly in equity securities of companies that FMR believes to be undervalued due to an overly pessimistic appraisal by the market. The Fund usually invests primarily in common stock and securities convertible into common stock, but has the flexibility to invest in any type of security that may produce capital appreciation. The Fund's strategy is to invest in small to medium-sized companies, which are generally considered to carry more risk than larger companies. FMR looks for companies with the following characteristics: 1) unpopular, but with improving fundamentals, such as a change in management, a new product line, or an improved balance sheet, 2) temporarily out of favor due to a short-term or one-time event, 3) undervalued compared to other companies in the same industry. If FMR believes that market conditions warrant a more conservative approach, investments may be made in investment-grade fixed-income obligations of all types and U.S. government obligations. FMR may use various investment techniques to hedge a portion of the Fund's risks due to exposure to security prices, interest rates, currency exchange rates, commodity prices, or other factors that affect security values. These techniques may involve derivative transactions, such as buying and selling options and futures contracts, entering into currency exchange contracts or swap agreements and purchasing indexed securities.

     Three-year investment results for Fund 6 are as follows:

 YEAR ENDED                                                TOTAL
DECEMBER 31,                                               RETURN
------------                                            ------------
   1996...............................................     21.94%
   1995...............................................     36.28%
   1994...............................................    (-1.12%)

FUND 7: PUTNAM VOYAGER FUND --

     Based on information contained in the fund prospectus, dated November 30, 1996, the Putnam Voyager Fund is an open-end management investment company ("mutual fund"). The Putnam Voyager Fund invests primarily in common stocks of companies which Putnam Investment Management, Inc., the Fund's investment manager, believes have potential for capital appreciation which is significantly greater than that of the market averages. The Fund's investments may include widely-traded common stocks of larger companies as well as common stocks of smaller, less well-known issuers. The Fund generally invests a portion of its assets in the securities of small to medium-sized companies with equity market capitalizations of less than $3 billion. Such companies may present greater growth opportunities for capital appreciation because of high potential earnings growth, but may also involve greater risk. At times Putnam Management may increase the portion of its assets invested in convertible bonds, convertible preferred stocks, warrants, preferred stocks and debt securities if Putnam Management believes they would help achieve the Fund's objective. The Fund may also hold a portion of its assets in cash or money market instruments. The Fund may invest up to 20% of its assets in foreign securities. The Fund may buy and sell stock index futures contracts and may buy options on index futures and on stock indices for hedging purposes.

     Three-year investment results for Fund 7 are as follows:

 YEAR ENDED                                                 TOTAL
DECEMBER 31,                                                RETURN
------------                                             ------------
   1996................................................     12.80%
   1995................................................     40.15%
   1994................................................       .44%

FUND 8: TEMPLETON GROWTH FUND 1 --

     The Templeton Growth Fund 1. Based on information contained in the fund prospectus, dated January 1, 1997, the Templeton Growth Fund 1 is a diversified, open-end, management investment company ("mutual fund") whose objective is long-term capital growth sought through a flexible policy of investing in stocks and debt obligations of companies and governments of any nation. Any income realized will be incidental. Although the Templeton Growth Fund 1 generally invests in common stock, it may also invest in preferred stocks and certain debt securities, rated or unrated, such as convertible bonds and bonds selling at a discount. Whenever, in the judgment of the investment manager, market or economic conditions warrant, this fund may, for temporary defensive purposes, invest without limit in U.S. Government securities, bank time deposits in the currency of any major nation and commercial paper meeting certain quality ratings and purchase from banks or broker-dealers Canadian or U.S. Government securities with a simultaneous agreement by the seller to repurchase them within no more than seven days at the original purchase price plus accrued interest.

     The Templeton Growth Fund 1 may invest no more than 5% of its total assets in securities issued by any one company or government, exclusive of U.S. Government securities. Although the Templeton Growth Fund 1 may invest up to 25% of its assets in a single industry, it has no present intention of doing so. It may not invest more than 5% of its assets in warrants (exclusive of warrants acquired in units or attached to securities) nor more than 10% of its assets in securities with a limited trading market. The Templeton Growth Fund 1 invests for long-term growth of capital and does not intend to place emphasis upon short-term trading profits. Accordingly, the fund expects to have a portfolio turnover rate of less than 50%. The Templeton Growth Fund 1 may also purchase and sell stock index futures contracts up to an aggregate amount not exceeding 20% of its total assets. In addition, in order to increase its return or to hedge all or a portion of its portfolio investments, the Templeton Growth Fund 1 may purchase and sell put and call options on securities indices.

     Three-year investment results for Fund 8 are as follows:

 YEAR ENDED                                                 TOTAL
DECEMBER 31,                                                RETURN
------------                                             ------------
   1996................................................      20.6%
   1995................................................     19.83%
   1994................................................       .82%

FUND 9: THE WILLIAMS COMPANIES INC. COMMON STOCK --

     This fund is maintained to invest in shares of common stock of Williams. Although it is the objective of Williams to increase shareholder value, the stock has declined in market price from time to time.

     Three-year investment results for The Williams Companies Common Stock are as follows:

 YEAR ENDED                                                 TOTAL
DECEMBER 31,                                                RETURN
------------                                             ------------
   1996................................................     31.79%
   1995................................................      79.8%
   1994................................................      6.22%

     THE HISTORIC TRADING PRICE OF THE COMMON STOCK OF WILLIAMS IS NOT NECESSARILY INDICATIVE OF THE FUTURE PERFORMANCE OR TRADING PRICE OF THE COMMON STOCK.

                          SUSPENSION OF CONTRIBUTIONS

     As of the first day of any month, a participant may suspend making contributions by calling the Phone Benefit System and following the instructions given. Such participant may later elect to resume making contributions as of the first day of any month by re-enrolling. During any period in which participant contributions are suspended, employer matching contributions as to such participant are also suspended. Suspended contributions may not be made up. In-Service withdrawals and Hardship withdrawals from the Plan or The Williams Companies, Inc. Investment Plus Plan will cause an automatic suspension of contributions to this Plan. The suspension period is 3 months for an In-Service withdrawal from either plan and 6 months for a Hardship withdrawal from either plan.

                            VESTING OF CONTRIBUTIONS

     All aftertax, pretax and rollover contributions are immediately 100 percent vested. In addition, a participant is fully vested in his QNEC Account, if any. Employer contributions credited to the Employer Matching Contribution Account of a participant vest in full in the event of (i) retirement (as defined by the Plan); (ii) termination of employment due to disability (as defined in the
Plan), death, permanent layoff or a reduction in force (as defined in the Plan); or (iii) complete discontinuance of employer contributions to, or termination or partial termination of, the Plan.

     Otherwise, employer contributions vest in accordance with the following schedule based upon years of vesting service:

YEARS OF                                            PERCENTAGE
SERVICE                                               VESTED
-------                                             ----------
Less than 1.......................................       0%
1.................................................      20%
2.................................................      40%
3.................................................      60%
4.................................................      80%
5 or more.........................................     100%

     Years of Service are based on calendar years in which a participant completes 1,000 or more hours of service for the Company. In addition, years of service includes the years of service credited on July 31, 1997 under The Williams Companies, Inc. Investment Plus Plan and the Northern Telecom Inc. Long-Term Investment Plan.

                         WITHDRAWALS DURING EMPLOYMENT

     A participant may withdraw certain amounts from Plan accounts prior to such participant's retirement or termination of employment only as described in this section. An eligible participant may request a withdrawal in cash, or in Williams' Common Stock. All withdrawals shall be processed as soon as practicable after a participant's accounts have been valued. The amounts available for withdrawal may be subject to limitations in the case of a participant who has an outstanding loan under the Plan. Before requesting a withdrawal from the Plan, a participant should review the section of this Descriptive Memorandum entitled "Federal Income Tax Effects" and understand the tax implications of a withdrawal.

PARTIAL WITHDRAWALS

     A "Partial Withdrawal" request may be made by a Participant at any time after participation has commenced for up to the sum of the amounts, if any, in such Participant's Rollover Contribution Account. Up to two Partial Withdrawals may be made per calendar year.

IN-SERVICE WITHDRAWALS

     An "In-Service Withdrawal" request may be made by a Participant who has completed two years of participation in the Plan. Such a withdrawal is limited to an amount that does not exceed the sum of such participant's following accounts:

          (i) one-half (1/2) of the vested portion of his Employer Matching Contribution Account; and

          (ii) if he is at least age fifty-nine and one-half (59 1/2), his Pretax Account.

Only one such withdrawal may be made every 12 months. Upon receiving such a withdrawal, a participant is suspended from participation in the Plan for three months.

POST-RETIREMENT WITHDRAWALS

     A "Post-retirement Withdrawal" request may be made by a retired participant (as defined by the Plan) prior to receiving a distribution on account of retirement. Such withdrawal may be for an amount not to exceed the sum of such participant's following accounts:

          (i)  one-half of his vested Employer Matching Contribution Account;

          (ii)  his Aftertax Account;

          (iii)  his Rollover Account; and

          (iv)  his Pretax Account.

A Post-retirement Withdrawal must be at least $500 and only one such withdrawal may be made per 12 months.

HARDSHIP WITHDRAWALS

     Withdrawals from a participant's Pretax Account (not including earnings) may be made under special circumstances notwithstanding the limitations discussed above. Such withdrawals are allowed only when a participant has suffered a disability or has withdrawn all other amounts available to be withdrawn under the Plan and has suffered a financial hardship. Generally speaking, financial hardship is defined by the Plan to be situations where funds are required for: (i) purchase of a principal dwelling; (ii) higher education;
(iii) illness; or (iv) preventing eviction from or foreclosure on a principal residence. Amounts withdrawable are limited to, among other things, amounts required to meet the hardship. Such withdrawal requests must be accompanied by financial data or written documentation that the hardship exists as well as a signed statement that the participant has no other available resources to reasonably satisfy the immediate financial need. Upon making a hardship withdrawal, a participant is suspended from participation in the Plan for six months.

                                   PLAN LOANS

     Upon application of an eligible participant, the Trustee is authorized by the Plan to make a loan to the participant. Such loans may be in amounts not to exceed the lesser of $50,000 (less the highest outstanding loan balance within the past 12 months), or 50 percent of the participant's account balances. Loans will not be made for amounts less than $500.

     A participant may have two loans outstanding. In addition, no loan will be made during the three months following repayment.

     Each loan must: (i) provide for a repayment term not in excess of five years, except for loans used to acquire a dwelling that the participant will use as a principal residence, in which case the loan must provide for a repayment term not in excess of 25 years; (ii) bear interest at a rate equal to the prime rate of interest published by the Wall Street Journal (plus 1 percent) or such other rate as may be specified under the Plan; (iii) provide for repayment by payroll withholding; (iv) be secured by a participant's accounts and such other collateral as may be required under the Plan; and (v) be evidenced by a collateral promissory note. Additional rules and guidelines may be established from time to time to govern Plan loans.

                              PAYMENT OF BENEFITS

     Upon the retirement of a participant or upon the termination of a participant's employment due to disability (as defined by the Plan) or death, the value of such participant's accounts will be distributed in the form of a lump sum payment or, at the request of a participant or a participant's beneficiary, in installment payments over a period certain which does not exceed the participant's life expectancy or the joint life expectancies of the participant and his designated beneficiary (limited to five years in the case of death except for a spousal beneficiary). Payment will be made or begin as soon as practicable after the end of the month employment is terminated. However, if the total amount distributable exceeds $3,500 and the participant is not 70 1/2 years of age or deceased, the distribution will not be made without the participant's consent.

     A participant whose employment with the Company is terminated for reasons other than retirement, disability or death is entitled to receive the value of such participant's aftertax and pretax accounts and the vested portion of the employer contribution account in the form of a lump sum payment. The payment will be made as soon as practicable after the end of the month in which employment is terminated. However, if the total amount distributable exceeds $3,500 and the participant has not attained age 70 1/2, the distribution will not be made without the participant's consent. Any nonvested amounts will be forfeited upon distribution to a participant of the vested portion of such participant's account balance, subject to the reemployment and repayment provisions of the Plan. In addition, such participant will be required to pay all administrative, trustee, recordkeeping and other fees associated with maintenance of such participant's account.

     Payments made under any of the foregoing provisions from accounts against which loans under the Plan are outstanding will be offset by the amount of unpaid principal and interest due on the loans before any such distribution is made. Also, different rules may apply to benefits accrued under prior plans. See "Federal Income Tax Effects" herein for information on the tax consequences of any benefits paid under the foregoing provisions of the Plan.

     Williams' Common Stock distributed under the terms of the Plan to a participant who is not an "affiliate" of Williams as defined by the securities laws, generally may be resold without registration or other restriction under the Securities Act. However, shares distributed to a participant who is an "affiliate" may only be resold: (i) pursuant to an effective registration statement; (ii) pursuant to Rule 144; or (iii) pursuant to an appropriate exemption from the registration requirements of the Securities Act. An "affiliate" under the Act is defined as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with" Williams.

                           NO CONTRACT OF EMPLOYMENT

     The Plan shall not be deemed to constitute a contract between the Company and any participant, or to be a consideration for or an inducement or condition of, employment. Moreover, participation in the Plan shall not give any participant the right to remain in the employ of the Company or to interfere with the right of the Company to discharge any participant at any time.

                         NONASSIGNABILITY OF INTERESTS

     The Plan provides that the right of any participant, or such participant's beneficiary, to any payment under the Plan shall not be anticipated, conveyed, alienated, mortgaged or encumbered, either by voluntary or involuntary action, or by operation of law, nor shall any right or interest be in any manner subject to levy, attachment, execution, garnishment or any other seizure under legal, equitable or other process except as permitted by the terms of the Plan or pursuant to a qualified domestic relations order.

                           ADMINISTRATION OF THE PLAN

     The Plan is administered by a Benefits Committee appointed by the Board of Directors of Williams. The Benefits Committee has established an Administrative Committee to administer day-to-day operations of the Plan. The Administrative Committee serves as the Plan Administrator. Members of the Benefits Committee and the Administrative Committee are full-time employees of Williams, the Company, or their respective affiliates. Neither the Benefits Committee nor the Administrative Committee may have custody of any of the assets of the Plan or exercise the right to vote any shares held by the Plan or purchase, sell or redeem securities on behalf of the Plan. No member of the Benefits Committee or the Administrative Committee receives any compensation from the Plan, and members of either Committee may be removed at any time.

     Wells Fargo Bank, 707 Wilshire Boulevard, W10-1, Los Angeles, California 90017, is Trustee under the Plan. The Company may prescribe administrative functions for the Trustee. The functions of the Trustee, as set forth in the Trust Agreement, are: (i) to receive the funds consisting of participant and employer contributions; (ii) to acquire and sell the securities provided for under the various investment Funds; and (iii) to administer and account for the funds so received in accordance with the terms of the Plan and the Trust Agreement. The expenses of administering the Plan will be paid by the Company unless the Plan Administrator directs that the expenses be paid from the Trust.

     Participants may obtain additional information about the Plan and its administrators by writing or calling the Corporate Employee Benefits Department at One Williams Center, Tulsa, Oklahoma 74172, (918) 588-2000.

                           FEDERAL INCOME TAX EFFECTS

     The Company intends to submit the Plan to the Internal Revenue Service and request the Internal Revenue Service issue a determination letter that the Plan qualifies, as to form, under Section 401 (a) of the Code, as amended by ERISA, and that the accompanying trust is exempt from tax under Section 501 (a) of the Code.

     The general summary of applicable federal income tax laws set forth below is provided solely for the general information of participants. It is neither intended nor offered as a complete summary or as a legal interpretation. The Company believes the following summary explains the federal income tax treatment of the normal operation of the Plan on the date of this document. This treatment, including the rules applicable to contributions to and distributions from the Plan, is subject to change.

  General

     a. Contributions -- Pretax and Employer. A participant's pretax contributions and employer contributions and rollover contributions made to the Plan are not subject to federal income tax when contributed to the Plan. Federal income taxes on these contributions are generally deferred until the participant or the participant's beneficiary receives a distribution from the Plan.

     A participant's total pretax contributions to the Plan (and to any other salary deferral plan) for any calendar year are limited. In the event this limitation is exceeded, any excess and any earnings attributable thereto will be subject to federal income tax.

     b. Nondiscrimination Limitations and Adjustments. Additional limitations apply to the pretax contributions and the aggregate of annual employer contributions and annual aftertax contributions made to the Plan for and by "highly compensated" participants for each year. Complex tests are applied each year to assure that the pretax contribution percentages and the aggregate percentage of the annual employer contributions and annual aftertax contributions of the group of highly compensated participants compared to such contribution percentages of all other participants is within the limitations set forth in Sections 401 (k) and 401 (m) of the Code. If these limitations are exceeded, the applicable contribution percentage of each highly compensated participant is subject to reduction in order to meet the appropriate test. The amount of any such reduction of pretax and employer contributions and earnings attributable thereto will be subject to federal income tax and will be distributed to the highly compensated participant prior to March 16 of the year following the year for which such reduction is required, pursuant to the terms of the Plan. The amount of any such reduction of aftertax contributions and any earnings attributable thereto will likewise be distributed to the highly-compensated participant; however, only the earnings attributable thereto will be subject to federal income tax.

     c. Plan Account Earnings. Earnings on a participant's accounts in the Plan will not be subject to federal income tax until distributed from the Plan.

  Taxation of Distributions

     a. Lump Sum and Other Distributions. In general, amounts distributed from the Plan to a participant or to such participant's beneficiary, other than as a "lump sum distribution" described below, are treated as a taxable distribution, in accordance with the provisions of Section 72 of the Code and regulations to be prescribed by the Secretary of the Treasury. Amounts distributed from a participant's aftertax account are treated as being, in part, a tax-free return of aftertax contributions and, in part, as a taxable distribution. In general, the portion of each distribution from a participant's aftertax contributions account which is not taxable is determined by the ratio, at the time of distribution, of the participant's total aftertax contributions made to the Plan (less previous distributions of aftertax contributions) to the total value of the participant's aftertax contributions account in the Plan. For this purpose, the amount distributed to a participant does not include net unrealized appreciation in Williams' Common Stock attributable to the participant's aftertax contributions to the extent the amount distributed includes such securities. The tax basis of such securities is to be determined in accordance with regulations prescribed by the Secretary of the Treasury. Any federal income tax on the net unrealized appreciation in Williams' Common Stock attributable to a participant's aftertax contributions will be deferred until a later sale or exchange of the securities.

     In general, a "lump sum distribution" is a distribution to a participant of the participant's entire interest in the Plan if the distribution to such participant is made during one calendar year because of such participant's separation from service.

     For taxable years beginning before January 1, 2000 a participant who: (i) has attained at least age 59 1/2; (ii) has at least five years of Plan participation; and (iii) does not elect a tax-free rollover of any portion of a lump sum distribution (described below) may elect to have special income averaging provisions apply for determining federal income tax on the ordinary income portion of the "total taxable amount" (defined below) of a lump sum distribution. These special income averaging provisions provide for determination of the applicable federal income tax on a five-year averaging basis generally and, in the case of a participant who had attained at least age 50 before January 1, 1986, on a ten-year averaging basis.

     The "total taxable amount" is the portion of a lump sum distribution that exceeds the sum of: (i) aftertax contributions not previously distributed, and
(ii) "net unrealized appreciation" in Williams' Common Stock included in the lump sum distribution. ("Net unrealized appreciation" can be excluded for federal income tax purposes under this rule, even if a participant does not have five years of Plan participation, if Williams' Common Stock is received in a distribution which would otherwise be a lump sum distribution without regard to the five-year participation requirement.) "Net unrealized appreciation" is the difference in the fair market value of Williams' Common Stock on the date distributed over the tax basis of the securities on that date. The tax basis of such securities is to be determined in accordance with regulations prescribed by the Secretary of the Treasury. Federal income tax on the net unrealized appreciation is deferred until a later sale or exchange of the securities. However, the Secretary of the Treasury is to provide regulations permitting a participant to elect before receiving a lump sum distribution to have such net unrealized appreciation included in the total taxable amount.

     b. Rollover. The Code permits a participant to defer taxation of any portion of the taxable amount of a lump sum distribution and installment distributions payable over a period of less than 10 years by electing a direct rollover of that portion into an Individual Retirement Arrangement ("IRA") or, in certain cases, into any qualified employee retirement plan that accepts direct rollover contributions.

     In addition, a participant who actually receives a distribution may make a rollover to an IRA or a qualified plan by transferring the amount being rolled over to the other plan or IRA not later than 60 days after receipt of the amount and notifying the trustee or issuer of the other plan or IRA that the transfer is a rollover contribution. However, if a participant elects to receive a distribution, only 80 percent of the distribution will be paid to such participant, in most cases, due to federal income tax withholding. To avoid income tax on the entire distribution, a participant will need to use other funds so that all of the distribution is rolled over within 60 days of receipt.

     If the participant's beneficiary is the participant's spouse, the spouse may be eligible to roll over all or any portion of the taxable amount of a distribution received on account of the death of the participant, subject to essentially the same rules that would have been applicable to the participant, as described above.

     Federal income taxation on the amount rolled over is deferred until a distribution is made from the plan or IRA to which the amount is rolled over. Not all distributions are eligible to be rolled over. There are specific and technical qualifications and requirements set forth in sec.402 of the Code that must be satisfied in order for a Plan distribution to be eligible to be rolled over.

     c. Ten Percent Penalty Tax. A participant who receives a distribution from the Plan prior to age 59 1/2 generally must pay an additional tax (presently 10 percent) on the taxable portion of such distribution. The Code contains several special rules which exclude from this 10 percent tax certain distributions made because of death, disability, separation from service after age 55, deductible medical expenses and other specified reasons.

     d. Excise Tax on Substantial Distributions. For taxable years beginning on or after January 1, 2000 a participant who receives in a single calendar year more than $150,000 (subject to inflation adjustments) in total distributions from qualified retirement plans including IRAs and tax-sheltered annuities, is required to pay a 15 percent excise tax on amounts received in excess of such amount. Certain amounts, such as aftertax contributions, are not counted toward the applicable dollar limit. Special rules may apply to lump sum distributions and to benefits earned as of August 1, 1986. A special 15 percent excise tax may also apply to a portion of any benefits remaining unpaid at the participant's death.

     e. Withholding. The taxable amount of any distribution from the Plan to a participant or a beneficiary is subject to federal income tax withholding. In most cases, federal law requires 20 percent of the distribution to be withheld and some states also require withholding. In addition, the 20 percent withholding could be insufficient, thereby requiring the timely payment of estimated taxes or the payment of tax penalties and interest.

     f. IRA Contributions. Eligibility for or participation in a tax-qualified retirement or savings plan, such as the Plan, may reduce or eliminate the ability of a participant or a participant's spouse to make tax-deductible contributions to an IRA. To the extent that a participant's ability to make tax-deductible IRA contributions is reduced, the participant may make nondeductible IRA contributions.

     The foregoing provides only a general description of the application of federal income tax laws applicable to participation in the Plan. The foregoing description does not address the effects of foreign, state and local tax laws.

     BECAUSE OF THE COMPLEXITIES INVOLVED IN THE APPLICATION OF THE TAX LAWS TO PARTICIPATION IN THE PLAN, EACH PARTICIPANT IS STRONGLY URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO SUCH PARTICIPANT'S OWN SITUATION.